EXHIBIT 12.   STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING
                          OPERATIONS TO FIXED CHARGES
                                  (Unaudited)

                    ELI LILLY AND COMPANY AND SUBSIDIARIES
                             (Dollars in millions)

                                           Three Months
                                               Ended                              Years Ended December 31,
                                             March 31,     ----------------------------------------------------------------------
                                               2001            2000           1999         1998           1997           1996
                                           --------------------------------------------------------------------------------------
Consolidated pretax
  income from continuing
  operations before
  extraordinary item...................      $1,034.4        $3,858.7       $3,245.4     $2,665.0       $2,901.1       $2,131.3

Interest from continuing
  operations and other
  fixed charges........................          54.9           225.4          213.1        198.3          253.1          323.8

Less interest capitalized
  during the period from
  continuing operations...............          (13.5)          (43.1)         (29.3)       (17.0)         (20.4)         (35.8)
                                           --------------------------------------------------------------------------------------

Earnings..............................       $1,075.8        $4,041.0       $3,429.2     $2,846.3       $3,133.8       $2,419.3
                                           ======================================================================================

Fixed charges /1/.....................       $   54.9        $  225.4       $  213.2     $  200.5       $  256.8       $  328.5
                                           ======================================================================================

Ratio of earnings to
  fixed charges.......................           19.6            17.9           16.1         14.2           12.2            7.4
                                           ======================================================================================

/1/ Fixed charges include interest from continuing operations for all years presented and preferred stock dividends for 1996 through 1999.

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